Third Quarter 2001 Earnings
                                 Conference Call
                                  July 27, 2001
                                 10:00 a.m. CST

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Please excuse the occasional roaring sounds in the background of this call today. Right next door to us, the world's largest experimental aircraft show is now in progress.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

This morning, Oshkosh Truck reported third quarter earnings per share of $0.80, about $0.02 per share higher than our estimated earnings per share as reported in our Form 8-K filing on April 26, 2001. We also re-affirmed our earnings per share estimate for the full fiscal year ended September 30, 2001 of about $2.80 per share. The full year estimate assumes that the Geesink Norba acquisition, which closed on Wednesday, will be $0.03 per share dilutive during our first two months of ownership of the business primarily due to lower seasonal sales as European business largely shuts down in late July and early August.



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We also announced estimated fiscal 2002 EPS of $2.60 per share, before the effects of the elimination of goodwill amortization and assuming no further acquisitions. This is down about 7% from estimated 2001 EPS. We are estimating this decline because we expect that the economy will remain soft in fiscal 2002 and we plan higher spending on defense contract competitions with respect to FMTV and U.K. defense programs. Under the transition rules for the new accounting standard for business combinations, the elimination of goodwill amortization should add about $0.38 per share to fiscal 2002 earnings, bringing estimated reported earnings to $2.98 per share.


Third Quarter Results

Let's now turn to a review of third quarter results.

Net income from continuing operations was down 10.2% in the third quarter, while EPS was down 11.1%, both compared to the prior year.

Consolidated sales were up 3.2% in the third quarter, with consolidated operating income margins of 6.8% compared to 7.4% last year.

Similar to our second quarter performance, softer concrete placement sales in the commercial segment caused the earnings shortfall. While higher MTVR sales permitted us to report slightly higher consolidated sales, we traded higher margin concrete placement sales for lower margin MTVR sales, resulting in lower earnings.

Now let's review the results of the individual business segments.

Fire and Emergency

Beginning with our fire and emergency segment, sales grew 24.5% to $128.9 million in the quarter, and operating income was up 50.0% to $14.3 million, or 11.1% of sales. Excluding the results of our Medtec acquisition, organic sales growth was 17.8% and operating income would have risen 43.0%. A favorable product mix and increased production efficiency at our custom fire apparatus plants contributed to this strong performance.


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Pierce's backlog was down 0.5% at June 30, 2001 compared to the prior year.
While Pierce's orders are up year-to-date, beginning in March the municipal fire market began to tighten due to order delays caused by a federal fire grant program and general concerns about a soft economy. However, we do expect fire and emergency segment sales to rise 19.0% for the year to $465 million from our previous estimate of $460 million. Likewise, operating income in the segment should be up about 40% in fiscal 2001 to approximately $46 million. Bob will remark in a few moments regarding the impact of the new federal fire grant on fire truck orders.

Defense

Sales in our defense segment were up 60.4% to $111.3 million in the third quarter due to the continued ramp-up of production under the company's MTVR contract. Operating income was up 19.5% in the third quarter. Operating income margins fell in the current quarter due to a higher percentage of lower margin MTVR sales this year, compared to an exceptionally strong mix of higher margin export orders last year. This decrease was partially offset by strong parts sales during the quarter.

Third quarter operating income, however, was about $2 million higher than our estimates reported on April 26. We were able to deliver more trucks in the third quarter than we expected, and we experienced favorable cost performance. We are holding our annual defense sales estimate at about $425 million, or up about 54% for fiscal 2001. However, we are increasing our defense operating income estimate by $1.0 million to $37.5 million, a 24.3% increase for the year, due to the favorable cost performance.

Commercial

Sales in the commercial segment were down 24.8% in the third quarter to $165 million, while operating income was down 51.5% to $8.9 million. Concrete placement sales were down 33.1% during the quarter, while refuse sales were up 7.7%.


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These results are consistent with trends that we have faced for about three quarters. Concrete ready-mix companies continue to spend cautiously on capital equipment in spite of continued strength in housing starts. Refuse body customers likewise have begun spending cautiously, especially our commercial waste services customers.

Rear-discharge and front-discharge unit backlogs were down 41.0% and 19.7%, respectively, at June 30 compared to the prior year. For comparison, our backlogs were down about 37% and 36%, respectively, at March 31 compared to the prior year. We now expect concrete placement sales to be down about 29% - 30% for the year.

Our refuse unit backlog was up 46.0% at June 30, 2001, an improvement from being up 18.0% at March 31, each compared to prior year levels. Waste Management began ordering bodies under our new three-year memorandum of understanding and we enjoyed some notable municipal awards that should spur strong double digit sales growth in refuse in our fourth quarter.

On Wednesday, we closed the acquisition of Geesink Norba. Bob will have much to say about that later. We expect Geesink Norba to contribute $15-$16 million of sales to our fourth fiscal quarter, but as explained earlier, we expect it will be dilutive to fourth quarter earnings by about $0.03 per share. The acquisition will add about $85-$88 million of goodwill and intangible assets to our balance sheet, much of which will not be amortizable under the new accounting guidance.

Pulling it together, we are now expecting our commercial segment sales to be down about 17.1% for fiscal year 2001. Thus, commercial segment sales should be about $545-$546 million for fiscal 2001, with segment operating income declining about 45% to $30 million.


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Corporate

At the corporate level, our corporate expenses were down about $2.0 million in the third quarter compared to the prior year due to lower incentive compensation accruals as a result of lower earnings and substantially improved workers compensation experience. We continue to expect full year corporate expenses to decline about $3.0 million from prior year levels due to cost containment and lower incentive compensation.

For the full 2001 fiscal year, we're holding our EPS forecast at $2.80 per share, in spite of the estimated $0.03 per share dilution from the Geesink Norba acquisition in the fourth quarter. We expect consolidated sales for the year to reach $1,435 million. That's up about $10 million from our previous estimate due to the addition of Geesink Norba sales and higher fire and emergency sales, offset in part by lower concrete placement sales than previous estimates. We now estimate consolidated operating income for the year at about $97 million.

From a debt perspective, our borrowings reached $234 million as of June 30, vs. our previous estimate of $230 million. Today our borrowings stand at about $340 million, following the Geesink Norba acquisition. We were able to reduce our borrowings by over $30 million just prior to the acquisition. We expect to bring borrowings down another $20 million in the fourth quarter to about $320 million by September 30, 2001.

2002 Outlook

As promised last quarter, let me now briefly give you our current detail estimates for fiscal 2002 financial performance. Mr. Greenspan continues to express caution that the economy will remain soft for the near term, and we don't believe that we know more than him. So, all our estimates reflect that view.

Presently, we believe that fiscal 2002 sales, assuming no further acquisitions, will approximate $1.61 billion, up about 12.2% from projected fiscal 2001 sales of $1.435 billion. We believe EPS, before the effects of the elimination of goodwill amortization, will decrease about $0.20 per share to approximately $2.60 per share, again assuming no acquisitions. If not for the Geesink Norba acquisition,


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EPS would decline another $0.10 - $0.15. We expect fire and emergency sales to rise only 2.3% to $475.5 million next year. This growth rate is down sharply from fiscal 2001 because we believe that municipal spending will begin to soften in this weak economy. Projected market share gains and a full twelve months of operations at Medtec should offset some of the weakness. We believe defense sales will rise to about $540 million next year due to a planned $160 million increase in MTVR sales as that contract ramps up. However, we expect our higher margin international heavy truck sales to decline, resulting in a net defense sales increase of $115 million. We expect commercial segment sales to increase about $49 million, or 9.0%, in fiscal 2002 to $595 million. We estimate that Geesink Norba will contribute all of the segment's sales increase by increasing about $105 million in fiscal 2002, with anticipated sales of $120 million on an annual basis. However, we're projecting concrete placement sales to be down another 17% in fiscal 2002. We estimate first half concrete placement sales to be down another 24% - 25% and second half sales to be down about 10% - 11%. Domestic refuse sales are projected to be up only 3% in fiscal 2002. We estimate stronger sales from the three largest waste haulers and some market share gains to offset a weakening in capital spending by most commercial waste haulers and municipal customers.

By quarter, we believe that these sales expectations by segment would lead consolidated sales to be up about 22.5% in quarter one, 16% in quarter two, 8% in quarter three and 6% in quarter four relative to the corresponding quarter in fiscal 2001. The ramp-up in the MTVR contract and the addition of strong seasonal sales of Geesink Norba should contribute to the higher sales growth in the first half of the year.

We expect our consolidated operating income margins to decline one-half percentage point in fiscal 2002 compared to fiscal 2001 levels as we again will be trading out higher margin concrete placement sales for lower margin MTVR sales. This would suggest consolidated operating income of about $100 million for fiscal 2002, an increase of 3.3% above fiscal 2001. Consolidated operating income is expected to increase by another $7 million from this estimate to $107 million, or 6.6% of sales, upon elimination of amortization of goodwill and other intangible assets upon our planned adoption of the new business combinations accounting standard effective October 1, 2001.


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By business segment, we believe that fire and emergency operating income will grow about 7% to about $49 million in fiscal 2002 to about 10.3% of sales. Upon adoption of the new business combinations accounting standard, the elimination of amortization of goodwill and other intangible assets is expected to increase fire and emergency segment operating income by another $3 million from this estimate to $52 million, or 10.9% of sales. Cost reduction initiatives are driving the estimated one-half percentage point improvement in fire and emergency margins next year. Defense operating income should be down 12% in 2002 to about $33 million, or 6.1% of sales, in spite of the $115 million sales increase. The MTVR will ramp-up at low margins, and we are assuming no margin improvement in these estimates from the 3.3% operating income margin reported currently, although we continue to target higher margins under the program. Lower international heavy truck sales, where we earn higher margins, also should adversely affect defense earnings. But mostly, our defense earnings are estimated to be down because we intend to spend millions of dollars on product development and bid and proposal activities to win the FMTV contract and certain U.K. defense programs. We expect commercial operating income to improve about 20% in 2002, to $36 million, or 6.1% of sales. Upon adoption of the new business combinations accounting standard, the elimination of amortization of goodwill and other intangible assets is expected to increase commercial segment operating income by another $4 million from this estimate to $40 million, or 6.7% of sales. We project concrete placement operating income to decline again about 30% in fiscal 2002 as we project sales to decline 17%. We expect Geesink Norba to contribute low double digit margins in 2002, while we expect domestic refuse margins to grow one-half percentage point due to continued cost reduction activities.

We expect corporate expenses to increase from $16.5 million in fiscal 2001 to $18.0 million in fiscal 2002. And, we are projecting $28 million in interest costs in 2002. That's up $6 million from fiscal 2001. We expect that the cost of higher borrowings due to the Geesink Norba acquisition will be offset in part by the effects of lower interest rates and improved working capital management.

Summing it all up, given the prolonged weakness in the economy, we believe that our markets will decline further before they improve, thus leading to our estimated 7% decline in EPS next year.


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By quarter, we expect EPS to decline in each of the first three quarters of fiscal 2002 by 27%, 12% and 5%, respectively, and then to increase in the fourth quarter by about 6% compared to the corresponding quarters of fiscal 2001. We believe the elimination of amortization of goodwill and other intangible assets under the new business combinations accounting standard should add approximately $0.095 per share to each of these quarterly earnings estimates after a $0.5 million tax impact. Upsides to these estimates could involve improvement in MTVR margins as we achieve certain contract milestones. Upside may also arise if the U.S. economy strengthens.

Of course, there are downsides to every estimate. Certainly, concrete mixer sales could decline by another 30%-35% vs. our 17% estimate if the U.S. economy enters a recession.

From a financial position standpoint, assuming no acquisitions, we expect borrowings to grow with seasonal working capital demands from our estimate of $320 million at September 30, 2001 to $350 million at December 31, 2001 and $370 million at March 31, 2002 and then decline to $340 million at June 30, 2002 and $285 million at September 30, 2002. We expect capital spending in fiscal 2002 to approximate $25 million.

Bob will now comment on the outlook of our business for the remainder of fiscal 2001 and for fiscal 2002.


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ROBERT G. BOHN

Introduction

Good morning. Thanks for joining us today. Charlie did a nice job of outlining this quarter's performance and our outlook for next fiscal year. Let me say this. We are a focused, driven organization that works in industrial markets which value quality, durability and technology. At a time when even revered Blue Chip favorites are posting losses and contemplating work force cuts, we will continue to make the right decisions for long-term success. In fiscal 2002, we expect our sales to grow, our operating income to grow, and our production efficiencies to increase. Our EPS may be down slightly, but I believe, and I trust you agree, that rosy outlooks in this economic climate would be optimistic but not realistic. Rather, in 2002, we intend to make strategic investments that secure the long-term health and growth of this company.

Now, I'd like to tell you more about Geesink Norba and our performance expectations for this operation moving forward. Then, I'd like to point out highlights from each of our businesses.

I'll tell you that I'm quite excited about Geesink Norba and the potential for increasing sales, margins and international market penetration. The EBITDA / purchase price multiple was comparable to the Pierce deal. And, historically, Geesink Norba's compound annual sales growth rate has been in the double digits over the last 10 years.

In my mind, the acquisition is a turning point in our acquisition and distribution strategy, providing a much needed manufacturing and distribution presence in Europe. Oshkosh has been diligently developing our international sales, but this acquisition is a watershed for our global strategy. Specifically, it increases the target market for refuse products sales by 75 to 85%. And, it provides a beachhead for several product lines in the growing European market.


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We expect operating margins to be in the low double-digit range on sales that, as Charlie mentioned, we anticipate to be $120 million in fiscal 2002. Geesink Norba delivers products to the top and middle tiers of the European refuse market. Because those segments value versatile, durable vehicles with lower life cycle costs, Geesink Norba has been successful in marketing their products at an attractive margin. Nonetheless, we see opportunities for margin enhancement based on synergies we've already identified.

Our integration plans are in place and ready for implementation. Many of you are familiar with our general integration philosophy. We respect the existing culture of the company, place emphasis on maintaining the strength of their brands, and then focus on manufacturing, purchasing, engineering and distribution to bring synergies to the bottom line. In keeping with that philosophy, we anticipate $2 to $3.5 million in annual synergies to the bottom line over three years.

Fire & Emergency

Moving on to our fire and emergency business, this quarter's performance has been a true success story, with sales rising 24.5% and operating income jumping 50%. We focused on margin enhancements, and delivered a significant increase in both sales and operating income despite a short-term, government induced slowdown in order volume because some departments are anxiously awaiting news of their FEMA grant request and have postponed their orders. The 30,000 grant requests for more than 30 times the allocated funding of $100 million certainly speak to the overwhelming need for this type of assistance for the nation's fire service. There were requests totaling $1.9 billion for apparatus alone, so competition is fierce for the sparse $15 million that was allocated to fund apparatus. Many have delayed their purchases until the September-October time frame when all award announcements will be completed. As a result, there is a slight shift in orders from the third and fourth quarters of fiscal 2001 into the first quarter of fiscal 2002.

Our TAK-4(TM) independent suspension system continues to gain acceptance among U.S. fire departments. In fact, all 14 apparatus on a $5.6 million order from Sacramento are equipped with TAK-4 independent suspension. The department found the improved safety factor impressive, and we anticipate many others will once more demos are on the road.


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In fiscal 2002, we expect strong demand in the first quarter that can be attributed to a surge of orders following the release of FEMA funds and timing of our annual price increase that will likely spur departments to get their orders in before calendar year end. In succeeding quarters, we expect underlying municipal demand for fire apparatus to cool slightly.


Commercial

On the commercial side, the economy remains top of mind for all of us. Oshkosh is faring as well as anyone. Refuse sales were up 7.7% for the quarter, while concrete placement sales reflected the soft state of the concrete placement market with a 33.1% decline. And that comes on the back of continued market share gains for our concrete placement products throughout the third quarter when customers continued to curtail spending on new equipment.

We're keeping a close eye on the economy. Tax cuts are expected to jump start consumer spending in the next few months, but more encouraging for our markets are Greenspan's repeated slashing of interest rates and falling energy prices. Still, the big question remains -- when is the economic recovery going to kick in? Since Greenspan has left the door open for a seventh rate cut this year, the economic recovery, when it comes, will be slow and steady, in our view. Underlying demand for concrete has not waned during the past six months and we see it holding steady for the next six. That being said, we anticipate the slide in concrete mixer sales to slow only in the second half of fiscal 2002.

In our refuse business, our sales growth has outpaced the North American market, which we believe is currently in a slight slump. Significant orders from Waste Management and other large, national accounts have breathed new life into our backlog. In the midst of fulfilling all of Waste Management's rear loader requirements for North America, McNeilus has been firing on all cylinders - delivering top quality on time and using our nationwide service network to support Waste Management locally. In addition, sales to municipalities continue to build as McNeilus brand reputation grows.


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To sum it up, we continue to strengthen relationships with commercial customers in North America to stay on top of any shift in demand. We continue to gain market share in both concrete placement and refuse. And, we continue to reduce manufacturing costs, with new machinery, labor efficiencies, and improved body mounting methods.


Defense

During the third quarter, our defense sales surged more than 60% and the ramp-up of MTVR production proceeded smoothly. At the same time, there rarely have been times in the history of our defense business with more significant opportunities on the horizon.

Domestically, of course, our work continues on our development of eight prototypes for the Family of Medium Tactical Vehicles for the U.S. Army. The U.S. Army is in the midst of a competitive rebuy program for the third production phase of the FMTV. This competition is essentially one of product performance and product quality, though price is important. And, this will be a hard-fought battle between Oshkosh and the incumbent manufacturer. The successful bidder in this competition will have earned the business, and we like that situation.

Oshkosh is making a substantial investment over the next 12 - 18 months to earn this business. Today, we have a team of the industry's best engineers, technicians and program managers with one goal in mind - to design the best FMTV the Army has ever seen. Testing of the vehicles with Oshkosh-designed upgrades is scheduled to begin in April 2002. Following testing, the decision on the production phase of the contract is expected to come in early 2003. The initial production contract has a potential value in excess of $1 billion over five years.

Now, let's talk about defense sales opportunities on the international front. In the U.K., the Ministry of Defence is in the midst of seeking bids for about a $3 billion heavy truck replacement program over 8-10 years. They are looking to replace wheeled tankers and about 8000 support vehicles.


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To date, Oshkosh is among three competitors down-selected to submit proposals for the wheeled tankers. The tanker proposal will be submitted in November, and the support vehicle bid follows in February 2002. We consider ourselves well positioned for these competitions since our product line has the breadth to meet all of the MoD's needs and our technology is well suited to their application. And, we are already the preferred bidder for the U.K's Heavy Equipment Transporter program.

Needless to say, pursuing these major programs will call for a major investment next fiscal year for product development and bid and proposal activities.

And, this is also where you begin to see evidence that the Geesink Norba acquisition may benefit our other Oshkosh businesses beyond refuse. We now have employees and facilities in three locations within the United Kingdom to support our Ministry of Defence customer.

Now, let me recap. Oshkosh Truck Corporation is a strong, dynamic company focused on delivering superior results for shareholders over the long haul. Next year, we expect to increase sales and operating income. We intend to integrate a great, strategic acquisition. We expect to perform reasonably well in light of the negative economic environment.

Operator, please introduce the question and answer period.



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